Exhibit 11.2

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of the Auditors’ Report, dated on September 28, 2022, for the financial statements for the year ended June 30, 2022, included in the Form 1-A Offering. We acknowledge that any financial statement figures are materially correct based on our work performed. We also consent to application of such report to the financial information in the Form 1-A Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

October 5, 2022

PCAOB # 6778

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846